Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Simwon America Corp:

We hereby consent to the inclusion in this amendment No. 5 Draft Registration Statement of Simwon America Corp (the “Company”) of our report dated March 31, 2026 except for Notes 5 and 6, as to which the date is June 10, 2026, and Note 2.2, as to which the date is June 24, 2026 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended June 30, 2025 and 2024.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

Diamond Bar, California

August 14, 2026